Exhibit 10.4

Kerry Propper	Chardan Capital Markets, LLC
Chief Executive Officer	17 State Street
Suite 1600
New York, NY 10004
Tel: 646 465 9028
Fax: 646 465 9091

March 11, 2011

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355

Attention:	Mr. George R. Jensen, Jr.

Dear George:

This letter will confirm our understanding that the company known to us as USA Technologies, Inc. (the “Company”) has engaged Chardan Capital Markets, LLC (“Chardan”, “Advisor” or “Placement Agent”) to act as the Company’s placement agent and financial advisor.

           Section 1.                   Scope of Engagement and Services.  In connection with this engagement, Chardan shall, as appropriate:

(a)
familiarize itself to the extent appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company in order to, among other things, analyze the potential contributions of such business, operations and facilities to the Company’s future operating results, it being understood that Advisor shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;

(b)	advise and assist the Company in negotiating the terms and conditions of any transaction;

(c)	advise the Company on an appropriate investor relations program;

(d)
introduce the Company to potential investors and/or business partners (“Introduced Parties”); This Agreement also covers indirect introductions from approved  Introduced Parties – that is,  if an Introduced Party introduces the Company to a third party, then this third party is also deemed an Introduced Party;

(e)
at the Company’s request, assist the Company in preparing a memorandum, for distribution to potential investors, lenders and/or other financial sources, describing the Company and its business, operations, properties, financial condition and prospects, it being specifically agreed that (i) any such memorandum shall be based entirely upon information supplied by the Company, which information the Company hereby warrants shall be accurate in all material respects; (ii) the Company shall be solely responsible for the accuracy and completeness of such memorandum; and (iii) other than as contemplated by this paragraph, such memorandum shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except with the Company’s prior written consent;

(f)	arrange non-deal road shows;

(g)
advise and assist management in preparing for presentations to investors, lenders and/or other financial sources, including the development of the best strategy for demonstrating the experience of management and the scope of such experience;

(h)	perform such other financial advisory services as Chardan and the Company may from time to time agree upon.

Section 2.	Intentionally Omitted.

Section 3.	Compensation.

(a)
In the event a financing is consummated, the Company will pay to Chardan an aggregate placement agent fee (the “Placement Fee”) as stated below.  All such fees shall be immediately paid by the Company to Chardan at the closing of the Transaction, however, if such Transaction occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing:

i.
For a capital raise, the Company shall pay to Chardan an aggregate cash fee equal to seven percent (7.0%) of the aggregate sales price of the securities sold in the financing to Introduced Parties.  An investor shall be deemed to be an Introduced Party if (i) Chardan arranges a meeting with such investor (or any of its affiliates), which is accepted by the Company, or (ii) Chardan arranges a conference call with such investor (or any of its affiliates), which is accepted by the Company.

ii.
The Company shall pay to Chardan or its designee warrants (“Agent Warrants”) to purchase an aggregate of seven percent (7.0%) of the number of securities sold in the financing to Introduced Parties at an exercise price equal to the price per share of the warrants sold in the financing.  The Agent Warrants shall contain customary terms, including, without limitation, provisions for cashless exercise and the same registration rights afforded to investors in the financing.

Section 4.              Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 5.             Expenses; Initial Retainer.    The Company shall reimburse Chardan for all of its actual and reasonable out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the financing, whether or not the financing is completed (subject to the limitations set forth in the next sentence), subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. In the event the financing does not close for any reason, the Company shall only be obligated to pay expenses of up to $2,500 in the aggregate to Chardan, including road show expenses, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. Chardan will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby.  It also is understood that Chardan will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company (it being understood by the parties that Chardan, and not the Company, shall be responsible for the payment of any fees, if any, due and owing to any Selected Dealers (as defined below) it engages).

Section 6.             Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement.  Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 7.             Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company.  In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision.  If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

Section 8.	Limitation Upon the Use of Advice and Services.

(a)
No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.

(b)
The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace.  Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)
Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company.

Section 9.	Intentionally Omitted.

Section 10.           Information; Cooperation.  The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company and the financing which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel.  The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable.  Chardan shall not deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 11.	Miscellaneous.

(a)
Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: ______________ , or if to Chardan, addressed to them at: 17 State Street, Suite 1600, New York, NY 10004. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)
This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(c)
This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.  Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of the NASD as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of NASD. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(d)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without the other party’s prior written consent.

(e)
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.           Termination.  The term (the “Term”) of Chardan’s engagement hereunder shall commence on the date hereof; provided however that this Agreement can be terminated prior to such time as follows: (i) thirty (30) days after receipt of written notice of termination from Chardan for any reason, (ii) thirty (30) days after receipt of written notice of termination from the Company for any reason, provided such notice is delivered following the expiration of the Exclusivity Period.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder, reimbursement for Placement Agent expenses incurred up to the date of such termination in accordance with Section 5 hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 12 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” “Expenses,” “Limitation of Liability,” and the provisions set forth under Section 2 will survive.

Section 13.            Limitation of Liability.  The liability of Chardan pursuant to this Engagement Letter shall be limited to the Placement Fee received by Chardan hereunder, which shall not include any liability for incidental, consequential or punitive damages.

Section 14.	Intentionally Omitted.

Section 15.            Provision for Alternative Outcomes. In the event that other services are requested by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By:
Kerry Propper
Chief Executive Officer

Agreed to and Accepted this ____ day of ________, 2011

USA TECHNOLOGIES, INC.

By:
George R. Jensen, Jr.
Chairman and Chief Executive Officer

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Placement Agent and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part  and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.   Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agent’s bad faith or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agents’ bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agents, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Placement Agent under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the engagement letter of which this Annex A is a part.

Promptly after receipt by Placement Agent or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding.  In the event the Company shall be obligated under this Indemnification Annex to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Placement Agent and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Placement Agent’s services thereunder.